THE BANK OF NEW YORK

                           Custodian Fee Schedule for

                              THE WALL STREET FUND

              10 Basis Points on the First $500,000 of Market Value
               8 Basis Points on the Next $500,000 of Market Value
                            4 Basis Point on Balance
                            $20 Security Activity Fee
                              Account Minimum $500

                                 Additional Fees

              IRA Accounts for which The Bank of New York is acting
                  as Trustee, will be subject to an additional
                             Administrative Fee of:

                                S1000 per annum.

4 March, 1997